EXHIBIT 99.1

News Release

For Immediate Release

TriZetto Reports First Quarter Results Above Guidance

NEWPORT BEACH, Calif. – April 26, 2005 – The TriZetto Group, Inc. (Nasdaq: TZIX), today reported first quarter results of $71.8 million of revenue, $12.0 million of EBITDA and $0.10 of earnings per share (EPS), all above the company’s guidance ranges. The company expects a solid year ahead and adjusted its annual guidance upward.

“Our first quarter results reflect solid growth of enterprise software and consulting revenue, beneficial timing of new contracts, as well as the benefits of last year’s operational improvements, cost reductions and cost management discipline continuing into 2005,” said TriZetto Chairman and CEO Jeff Margolis. “The 19 cent increase in EPS from the first quarter a year ago demonstrates how far we have come.”

“Looking ahead, we are still early in the acceptance cycles of our newest software and service offerings for consumer directed healthcare, advanced care management, enhanced managed Medicare and Medicaid, and direct electronic connectivity,” said Kathleen Earley, TriZetto’s President and COO. “These solutions offer compelling value and returns for our customers and represent incremental revenue and margin opportunities to our base of proven software and services.”

Financial Summary (in millions, except per share and DSO amounts)

	Quarter Ended Mar. 31, 2005	Quarter Ended Mar. 31, 2004	Change
Revenue	$71.8	$65.8	9.1%
Bookings	$53.1	$81.0	(34.4)%
Total Backlog[3]	$604.8	$508.9	18.8%
Diluted EPS	$0.10	($0.09)	n.m.
EBITDA[1]	$12.0	$2.1	471.4%
Free Cash Flow[2]	$10.1	($1.6)	n.m.
Cash Resources	$54.1	$75.7	(28.5%)
Days Sales Outstanding (DSO)	72	75	(4.0%)

n.m. = not measurable

1,2,3 Definitions are included in the attached financial schedules

Revenue

First quarter 2005 revenue totaled $71.8 million versus $65.8 million in the first quarter of 2004. A $4.9 million increase in software licenses, $4.4 million increase in consulting and other non-recurring revenue, and a $3.8 million increase in software maintenance fees more than offset a $7.1 million decline in outsourced services revenue. The first quarter of 2004 included several outsourced services revenue sources that did not repeat in the first quarter of 2005. Those included Altius Health Plans, which was lost to acquisition, Preferred Health Networks, which is closing, and several business lines the company chose to exit in 2004. First quarter software license revenue of $16.2 million set a new record. Non-recurring revenue represented 45.7% of total revenue in the first quarter, compared to 35.7% a year ago, reflecting a higher mix of license and consulting revenue.

New Business Bookings

TriZetto signed 249 new customer contracts in the first quarter with a total value of $53.1 million, compared to $58.8 million in the fourth quarter of 2004 and $81.0 million in the year-ago quarter. Contract bookings comprise a mix of current and future period revenue and represent the expected minimum total revenue to be generated under each contract. New contract bookings will vary from one quarter to the next. Of the new first quarter contracts, 20 were outsourced services contracts (software hosting, business process outsourcing and other services) valued at $6.7 million; 60 were software license contracts valued at $36.1 million; and 169 were for consulting, implementation services, software customization and other services valued at $10.3 million.

Specialized component software generated $8.6 million in bookings and $4.0 million in revenue in the first quarter of 2005, compared to $7.3 million in bookings and $2.6 million in revenue a year ago. The quarter’s component software sales included NetworX Modeler™, Clinical CareAdvance™ and Workflow.

Backlog

At March 31, 2005, the company’s total revenue backlog was approximately $605 million, compared to $509 million at March 31, 2004 and $585 million at December 31, 2004. Twelve-month revenue backlog was approximately $172 million at March 31, 2005, compared to $162 million at March 31, 2004 and $173 million at December 31, 2004. These metrics reflect the company’s strength in replacing lost revenue backlog stemming from the loss of two customers and the exit of several business lines. This backlog was replaced with new business contracts, expected to yield higher margins than the lost backlog. The timing of contract closings and other factors can cause the company’s backlog to vary from one quarter to the next.

Profitability

First quarter net income was $4.3 million, or $0.10 per diluted share, compared to a net loss of ($4.3) million, or ($0.09) per share, in the first quarter of 2004. EBITDA was $12.0 million, compared to $2.1 million a year ago.

Compared to the year-ago period, first quarter 2005 profitability reflected a higher margin product mix, the benefits of cost actions taken in the second quarter 2004, and the completion of a significant fixed-fee implementation project. Gross margin for first quarter 2005 was 44.8%, representing a 1,700 basis point increase from the year earlier period. Recurring revenue gross margin increased 1,400 basis points year-over-year and non-recurring revenue gross margin increased 2,000 basis points.

Research and development expenses represented 11.8% of revenue, compared to 10.8% in the year ago quarter, reflecting higher development investments in Facets, QicLink, HealthWeb and CareAdvance software. Selling, General and Administrative expenses were 25.2% of revenue compared to 21.4% in the year ago quarter. The difference was primarily due to senior staff additions in the second half of 2004, higher incentive compensation, higher legal costs, incremental professional fees to support Sarbanes-Oxley compliance, and costs for termination of facility leases.

Free cash flow in the first quarter 2005 was $10.1 million compared to ($1.6) million in the year-ago quarter, driven by higher EBITDA and lower capital expenditures. TriZetto reports earnings in accordance with Generally Accepted Accounting Principles (GAAP), and additionally reports certain non-GAAP measures such as EBITDA and free cash flow, believing that these provide additional information for investors to evaluate the company’s financial performance. Definitions and reconciliations to GAAP of EBITDA and free cash flow are included in the attached financial schedules.

Cash Resources

Cash, restricted cash and short-term investments totaled $54.1 million at March 31, 2005 versus $75.7 million a year ago. The company used $37.6 million of cash during the quarter to pay off the note relating to the purchase of TriZetto shares from IMS Health in December 2004. Net cash provided by operating activities was $8.6 million in the first quarter 2005, compared to $5.6 million a year ago. Capital expenditures in the first quarter were $1.5 million, well below plan, partially due to timing. Days sales outstanding was 72 versus 75 in the year-ago quarter.

Raised Guidance For 2005

For the full year 2005, TriZetto expects between $280 and $284 million of revenue, between $44 and $47 million of EBITDA, $22 to $26 million of free cash flow and $0.30 to $0.36 of EPS, on a diluted share count of approximately 45 million. Capital expenditures in 2005 are expected to be between $17 and $19 million.

For the second quarter of 2005, the company expects revenue of approximately $65 to $69 million, between $7 and $10 million of EBITDA, and between $0.05 and $0.07 of EPS on a diluted share count of approximately 44 million.

The company is evaluating the timing and effects of adopting Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, which affects accounting for stock options and other forms of stock-based compensation. The company’s guidance for 2005 does not reflect the effect of applying the new accounting rules.

Conference Call

TriZetto will host a conference call at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time today to discuss the quarter’s results. Investors may access the webcast through TriZetto’s web site at www.trizetto.com, first by clicking on the Investors button, and then on the Company Information drop-down menu item. The conference call will be archived and available through TriZetto’s web site for 30 days following the call.

The webcast will also be distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About TriZetto

TriZetto serves the payer market, which is comprised primarily of national and regional health insurance plans, and benefits administrators that provide transaction services to self-insured employer groups. The company offers a broad portfolio of information technology products, including software, services and consulting, tailored to the needs of healthcare payers. Headquartered in Newport Beach, Calif., TriZetto can be reached at 949-719-2200 or at www.trizetto.com.

Important Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements about future revenue, profits, cash flows and financial results, the market for TriZetto’s services, future service offerings, industry trends, client and partner relationships, TriZetto’s operational capabilities, future financial structure, uses of cash or proposed transactions. Actual results may differ materially from those stated in any forward-looking statements based on a number of factors, including the effectiveness of TriZetto’s implementation of its business plan, the market’s acceptance of TriZetto’s new and existing products and services, the timing of new bookings, risks associated with management of growth, reliance on third parties to supply key components of TriZetto’s services, attraction and retention of employees, variability of quarterly operating results, competitive factors, risks associated with acquisitions, changes in demand for third party products or solutions which form the basis of TriZetto’s service and product offerings, financial stability of our customers, the ability of TriZetto to meet its contractual obligations to customers, including service level and disaster recovery commitments, changes in government laws and regulations and risks associated with rapidly changing technology, as well as the other risks identified in TriZetto’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting TriZetto’s Investor Relations department at 949-719-2225 or at TriZetto’s web site at www.trizetto.com. All information in this release is as of April 26, 2005. TriZetto undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

# # #

Contacts:	Investors:	Media:
	Brad Samson 949-719-2220 brad.samson@trizetto.com	Audrey McDill 303-495-7197 audrey.mcdill@trizetto.com

The TriZetto Group, Inc.

Condensed Consolidated Statements of Operations

(unaudited and in thousands, except per share amounts)

	Three Months Ended March 31,
	2005	2004
Revenue
Recurring revenue	$39,023	$42,302
Non-recurring revenue	32,795	23,448

Total revenue	71,818	65,750

Cost of revenue
Recurring revenue	23,398	32,279
Non-recurring revenue	16,211	15,173

	39,609	47,452
Recurring revenue - loss on contracts	—	(1,000)
Non-recurring revenue - loss on contracts	—	1,057

	—	57

Total cost of revenue	39,609	47,509

Gross profit	32,209	18,241

Operating expenses
Research and development	8,481	7,126
Selling, general and administrative	18,102	14,060
Amortization of other intangible assets	883	951

Total operating expenses	27,466	22,137

Income (loss) from operations	4,743	(3,896)

Interest income	189	169
Interest expense	(359)	(412)

Income (loss) before provision for income taxes	4,573	(4,139)
Provision for income taxes	(275)	(200)

Net income (loss)	$4,298	$(4,339)

Net income (loss) per share:
Basic	$0.10	$(0.09)

Diluted	$0.10	$(0.09)

Weighted average shares outstanding:
Basic	41,714	46,752

Diluted	43,934	46,752

Other financial data:
EBITDA (1)	$12,026	$2,070
Free cash flow (2)	$10,114	$(1,567)
12-month backlog (3)	$172,000	$161,600
Total backlog (3)	$604,800	$508,900

See footnote definitions on following page.

The TriZetto Group, Inc.

Condensed Consolidated Statements of Operations

(unaudited and in thousands, except per share amounts)

Reconciliation of GAAP Net Income (Loss) to EBITDA and Free Cash Flow:

	Three Months Ended March 31,
	2005	2004
Net income (loss)	$4,298	$(4,339)

Amortization of deferred stock compensation	251	112
Operating depreciation and amortization	5,588	4,846
Amortization of other intangible assets	883	951
Loss on contracts, net	—	57
Restructuring, impairment & other charges	561	—
Interest expense, net	170	243
Provision for income taxes	275	200

	7,728	6,409

EBITDA (1)	12,026	2,070

Interest expense, net	(170)	(243)
Provision for income taxes	(275)	(200)
Capital expenditures	(1,467)	(3,194)

Free cash flow (2)	$10,114	$(1,567)

(1)	The company defines EBITDA as net income (loss) before interest, taxes, depreciation and amortization, restructuring and related impairment charges, one-time provisions for expected future contractual losses and other non-recurring events, amortization of deferred stock compensation and intangible assets, and impairment charges. Other companies may calculate EBITDA differently. EBITDA is a non-GAAP measure of profitability and is a widely accepted financial indicator of a company’s ability to service debt. EBITDA should not be considered in isolation or as an alternative to net income (loss) or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) nor construed as an indicator of operating performance or as a measure of liquidity.

(2)	The company defines free cash flow as EBITDA less interest expense (income), tax provision (benefit) and capital expenditures. Other companies may calculate free cash flow differently. Free cash flow is a non-GAAP measure of profitability, which management believes provides additional information for investors to evaluate the company’s financial performance. Free cash flow should not be considered in isolation or as an alternative to net income (loss) or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) nor construed as an indicator of operating performance or as a measure of liquidity.

(3)	Total backlog is defined as the revenue we expect to generate in future periods from existing customer contracts. Our 12-month backlog is defined as the revenue we expect to generate from existing customer contracts over the next 12 months. Most of the revenue in our backlog is derived from multi-year recurring revenue contracts (including software hosting, business process outsourcing, IT outsourcing and software maintenance). For purposes of calculating our backlog and based upon our previous experience, we assume software maintenance contracts will be renewed for a period of up to five years. We classify revenue from software license and consulting contracts as non-recurring. Such revenue is included in the backlog when the revenue from such software license or consulting contract will be recognized over a period exceeding 12 months.

The TriZetto Group, Inc.

Condensed Consolidated Statements of Operations

EBITDA Presentation

(unaudited and in thousands)

	Three Months Ended March 31,
	2005	2004
Revenue
Recurring revenue	$39,023	$42,302
Non-recurring revenue	32,795	23,448

Total revenue	71,818	65,750

Cost of revenue
Recurring revenue	20,897	29,807
Non-recurring revenue	14,250	14,332

Total cost of revenue	35,147	44,139

Gross profit	36,671	21,611

Operating expenses
Research and development	8,250	6,421
Selling, general and administrative	16,395	13,120

	24,645	19,541

EBITDA	12,026	2,070

Amortization of deferred stock compensation	251	112
Operating depreciation and amortization	5,588	4,846
Amortization of other intangible assets	883	951
Loss on contracts, net	—	57
Restructuring, impairment & other charges	561	—

	7,283	5,966

Income (loss) from operations	4,743	(3,896)

Interest income	189	169
Interest expense	(359)	(412)

Income (loss) before provision for income taxes	4,573	(4,139)

Provision for income taxes	(275)	(200)

Net income (loss)	$4,298	$(4,339)

The TriZetto Group, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2005	December 31, 2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$52,594	$70,489
Short-term investments	—	1,203
Restricted cash	1,459	1,455
Accounts receivable, net	49,806	52,483
Prepaid expenses and other current assets	9,630	7,964

Total current assets	113,489	133,594
Property and equipment, net	26,883	31,466
Capitalized software products, net	28,205	27,902
Goodwill	39,201	39,201
Other intangible assets, net	4,214	5,097
Other assets	2,477	2,624

Total assets	$214,469	$239,884

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term notes payable	$2,991	$39,600
Capital lease obligations	3,566	4,186
Accounts payable	10,481	13,019
Accrued liabilities	27,014	37,585
Deferred revenue	49,562	39,520

Total current liabilities	93,614	133,910
Long-term line of credit	23,000	12,000
Capital lease obligations	1,195	1,838
Deferred revenue	1,650	1,882
Other long-term obligations	2,882	3,321

Total liabilities	122,341	152,951

Common stock	42	42
Additional paid-in capital	370,315	369,669
Deferred stock compensation	(2,622)	(2,873)
Accumulated deficit	(275,607)	(279,905)

Total stockholders’ equity	92,128	86,933

Total liabilities and stockholders’ equity	$214,469	$239,884